Exhibit 10.116

DONALD G. DAVIS, ESQUIRE

LOS ANGELES

Ritz Carlton Annex

(310) 823-8300/fax (310) 301-3370

Respond to:

P. O. Box 12009

Marina Del Rey, CA

90295-3009

February 16,  2007

Matthew Schissler

Cord Blood America, Inc..

9000 W. Sunset Boulevard, Suite 400

Los Angeles, CA 90069

Dear Matt,

This Engagement Letter will confirm Donald G. Davis’ (“Attorney”) engagement to provide legal advice to Cord Blood America, Inc. (“Client”) on Securities and Corporate law matters, and upon execution, supersedes our earlier fee letter of October 24, 2006.

This Engagement Letter memorializes the nature, scope and terms of Attorney’s employment and summarizes our understanding and agreement as to the legal services we will render and legal fees we will charge.

We have agreed to render hourly advice at our standard hourly rates: ($335 per hour for my time, with lesser rates for junior attorneys, paralegals, word processing and clerks-1/4 hr minimum increments).  Hourly billed time will be invoiced periodically and will be due upon receipt.

(A 1 1/2% charge is added monthly on balances outstanding over 30 days.)

Client hereby agrees to issue to Attorney 150,000 shares of S-8 registered, free trading Cord Blood America, Inc., stock, having an agreed value equal to the closing price of the Client’s Common Stock on the date of approval of this Agreement by the Client’s Board of Directors.  Of the sum thereby represented, $5,000 shall be applied to pay in full a like amount of outstanding bills owed by Client to Attorney for legal services previously rendered (and rendered in association with preparation of the Flexible Stock Plan and Form S-8), and the balance shall be accepted by Attorney under the terms of this Agreement as a Retainer, which is contractually required by Attorney in order to proceed with rendering services under this Agreement, and which shall be applied by Attorney against current and further billings of Attorney’s services to Client under the terms of this Agreement.

Attorney acknowledges the provisions of the securities laws which preclude trading on inside information, including specifically Section 10b and Rule 10b(5) under the Securities and Exchange Act of 1934, and agrees to abide by all such laws.  Attorney reserves the right to require, and anticipate the need for, deposits or advances for fees, costs and expenses as they are or will be incurred or paid once the value of the retainer has been exhausted.  If additional retainers, deposits or advances are necessary, Attorney will contact Client and request payments in accordance with this Agreement. Client agrees to make all such payments in accordance with Attorney's requests.  Notwithstanding the payment of any retainer now or hereafter made by Client, Client agrees to pay Attorney's billing statements in full in accordance with the terms of this Agreement so that all retainers, advances or deposits are replenished from time to time.  Any balance of any retainer, advance or deposit after Attorney's final billing will be refunded or paid to Client.  Client acknowledges that all retainers, advances or deposits are not estimates of fees or costs.

Our fees are determined in accordance with applicable ethical rules by considering a number of factors, including the specialty nature of the legal services to be rendered, our 35 years of experience, the novelty and difficulty of the questions involved, the magnitude of the matter; the amount of our time we anticipate will be required; any time limitations or other special demands presented, and the results obtained.

We carry malpractice insurance well in excess of State Bar minimums, and the firm has over 35 years of experience in securities law matters.  We do not do litigation, although our group practice partner, Shaub & Williams, does litigation representation under separately negotiated fee arrangements, and we are often asked to assist in strategy on such matters.  The terms of this Letter Agreement may only be changed by written agreement formally executed by our firm.

If this is acceptable please sign and fax back this fee letter to 310 301-3370, whereupon it will become a binding agreement between us.

We are pleased to undertake this representation, and look forward to assisting you.

Best personal regards,

/s/ Donald G. Davis
Donald G. Davis, Esquire

Agreed:

Cord Blood America, Inc.

By:		Date:
Matthew Schissler